Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Interpace Diagnostics Group, Inc.

Parsippany, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-207263) and Form S-8 (No. 333-61231, 333-60512, 333-177969, 333-201070, and 333-214260) of Interpace Diagnostics Group, Inc. of our report dated March 31, 2017, relating to the consolidated financial statements and financial statement schedule, which is included in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Woodbridge, New Jersey

March 31, 2017